Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Geeknet, Inc.:

We consent to the use of our report dated February 24, 2011, with respect to the consolidated balance sheet of Geeknet, Inc. as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and other comprehensive income (loss), cash flows, and related financial statement schedule for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference, which report appears in the December 31, 2010 annual report on Form 10-K of Geeknet, Inc.

/s/ KPMG LLP

McLean, Virginia
April 29, 2011